Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES ANNOUNCES RENTAL

CONTRACT FOR 5,000 OBX STATIONS

Houston, Texas – October 1, 2015 – Geospace Technologies Corporation (NASDAQ: GEOS) announced today that it has entered into a rental contract with an international seismic contractor to rent 5,000 stations of its cableless ocean bottom nodal system. Delivery of the OBX system is expected to occur in Geospace’s second fiscal quarter ending March 31, 2016. The rental term is expected to last for up to nine months, resulting in revenues of up to $17.1 million. The contract is cancellable by the customer at any time which, in such case, would result in minimum revenues of at least $1.3 million.

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.